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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                            ARV Assisted Living, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00204C10-7
------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 14 pages

SEC 1745 (2-95)

CUSIP No. 00204C10-7                13G                  PAGE 2 OF ____ PAGES


    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gary L. Davidson
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY




--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------------------------------------------------------------------------------
             NUMBER OF                5     SOLE VOTING POWER

              SHARES                        979,299
                                      ------------------------------------------
           BENEFICIALLY               6     SHARED VOTING POWER

             OWNED BY                       0
                                      ------------------------------------------
               EACH                   7     SOLE DISPOSITIVE POWER

             REPORTING                      969,826

              PERSON                  ------------------------------------------
                                      8     SHARED DISPOSITIVE POWER
               WITH
                                            392,784
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,362,610
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A                                                                 [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 14 pages

CUSIP No. 00204C10-7                   13G                PAGE 2 OF ____ PAGES


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John A. Booty     Karen A. Booty
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]


--------------------------------------------------------------------------------
     3     SEC USE ONLY




--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------------------------------------------------------------------------------
              NUMBER OF                5     SOLE VOTING POWER
                                              John A. Booty    Karen A. Booty
              SHARES                          85,918           42,500
                                       -----------------------------------------
            BENEFICIALLY               6     SHARED VOTING POWER
                                              John A. Booty    Karen A. Booty
             OWNED BY                         563,301          443,028
                                       -----------------------------------------
               EACH                    7     SOLE DISPOSITIVE POWER
                                              John A. Booty    Karen A. Booty
             REPORTING                        76,445           42,500

              PERSON                   -----------------------------------------
                                       8     SHARED DISPOSITIVE POWER
               WITH                           John A. Booty    Karen A. Booty
                                              956,085          443,028
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        John A. Booty     Karen A. Booty
        1,032,530         485,528
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A                                                               [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        John A. Booty     Karen A. Booty
        10.7%             5.0%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 14 pages

CUSIP No. 00204C10-7                   13G               PAGE 2 OF ____ PAGES


--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David P. Collins  Victoria F. Collins
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [ ]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY



--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


          USA
--------------------------------------------------------------------------------
             NUMBER OF                5     SOLE VOTING POWER
                                            David P. Collins Victoria F. Collins
              SHARES                          40,382         15,267
                                      ------------------------------------------
           BENEFICIALLY               6     SHARED VOTING POWER
                                            David P. Collins Victoria F. Collins
             OWNED BY                         507,269        507,269
                                      ------------------------------------------
               EACH                   7     SOLE DISPOSITIVE POWER
                                            David P. Collins Victoria F. Collins
             REPORTING                        31,824         15,267

              PERSON                  ------------------------------------------
                                      8     SHARED DISPOSITIVE POWER
               WITH                         David P. Collins Victoria F. Collins
                                              900,968        507,269
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          David P. Collins  Victoria F. Collins
          932,792           522,536
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A                                                              [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          David P. Collins  Victoria F. Collins
          9.7%              5.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 14 pages

CUSIP No. 00204C10-7                   13G               PAGE 2 OF ____ PAGES


    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ARV Housing Group, Inc. Employee Stock Ownership Plan
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
    3     SEC USE ONLY



--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


          California
--------------------------------------------------------------------------------
             NUMBER OF                5     SOLE VOTING POWER

              SHARES                          0
                                      ------------------------------------------
           BENEFICIALLY               6     SHARED VOTING POWER

             OWNED BY                         402,257
                                      ------------------------------------------
               EACH                   7     SOLE DISPOSITIVE POWER

             REPORTING                        0

              PERSON                  ------------------------------------------
                                      8     SHARED DISPOSITIVE POWER
               WITH
                                              402,257
--------------------------------------------------------------------------------

   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        402,257
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A                                                                [ ]
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.2%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        EP
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 2 of 14 pages

ITEM 1.

      (a)   Name of Issuer

            ARV Assisted Living, Inc.


      (b)   Address of Issuer's Principal Executive Offices

            245 Fisher Ave., D-1
            Costa Mesa, CA 92626


ITEM 2.1

      (a)   Name of Person Filing

            Gary L. Davidson, as: Managing General Partner of the Davidson Family Partnership; Trustee of the Gary L. Davidson Funded Revocable Living Trust; and Trustee of the ARV Housing Group, Inc. Employee Stock Ownership Plan ("ESOP")


      (b)   Address of Principal Business Office or, if none, Residence

            245 Fisher Ave., D-1
            Costa Mesa, CA 92626


      (c)   Citizenship

            USA


      (d)   Title of Class of Securities

            Common Stock


      (e)   CUSIP Number

            00204C10-7


ITEM 2.2

      (a)   Name of Person Filing

            John A. Booty, as: an individual; General Partner of the Booty-Jones Partnership, a General Partnership; Trustee of the John
            A. Booty Trust; Trustee of John A. Booty Charitable Remainder Unitrust; and Trustee of the ESOP





                               Page 3 of 14 pages

      (b)   Address of Principal Business Office or, if none, Residence

            245 Fisher Ave., D-1
            Costa Mesa, CA 92626


      (c)   Citizenship

            USA


      (d)   Title of Class of Securities

            Common Stock


      (e)   CUSIP Number

            00204C10-7


ITEM 2.3

      (a)   Name of Person Filing

            (1) David P. Collins, as: General Partner of the D & V Collins Family Limited Partnership; Trustee of the David P. Collins Annuity Trust; Trustee of the Collins Family Community Property Trust and Trustee of the ESOP

            (2) Victoria F. Collins, as: General Partner of the D & V Collins Family Limited Partnership; Trustee of the Collins Family Community Property Trust; Trustee of the Victoria F. Collins Family Annuity Trust; and Trustee of the Victoria C. Felton Trust.


      (b)   Address of Principal Business Office or, if none, Residence

            245 Fisher Ave., D-1
            Costa Mesa, CA 92626


      (c)   Citizenship

            USA


      (d)   Title of Class of Securities

            Common Stock


      (e)   CUSIP Number

            00204C10-7





                               Page 4 of 14 pages

ITEM 2.4

      (a)   Name of Person Filing

            ARV Housing Group, Inc. Employee Stock Ownership Plan


      (b)   Address of Principal Business Office or, if none, Residence

            245 Fisher Ave., D-1
            Costa Mesa, CA 92626



      (c)   Citizenship

            California


      (d)   Title of Class of Securities

            Common Stock


      (e)   CUSIP Number

            00204C10-7





                               Page 5 of 14 pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            Gary L. Davidson, John A. Booty, Karen A. Booty, David P. Collins, Victoria F. Collins

      (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act


      (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the act

      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [ ] Employee Benefit Plan, Pension Fund which is subject to provisions of the Employee Retirement Income Security Act or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

      (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


            ARV Housing Group, Inc. Employee Stock Ownership Plan


      (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act

      (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the act


      (d) [ ] Investment Company registered under section 8 of the Investment Company Act

      (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

      (f) [X] Employee Benefit Plan, Pension Fund which is subject to provisions of the Employee Retirement Income Security Act or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)


      (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)





                               Page 6 of 14 pages

ITEM 4.     OWNERSHIP

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount Beneficially Owned

            Gary L. Davidson:             1,362,610   Shares

            John A. Booty:                1,032,530   Shares

            Karen A. Booty:                 485,528   Shares

            David P. Collins:               932,792   Shares

            Victoria F. Collins:            522,536   Shares

            ESOP:                           402,257   Shares


      (b)   Percent of Class

            Gary L. Davidson:               14.1%     Shares

            John A. Booty:                  10.7%     Shares

            Karen A. Booty:                  5.0%     Shares

            David P. Collins:                9.7%     Shares

            Victoria F. Collins:             5.4%     Shares

            ESOP:                            4.2%     Shares


      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote

            Gary L. Davidson:             979,299     Shares

            John A. Booty:                 85,918     Shares

            Karen A. Booty:                42,500     Shares

            David P. Collins:              40,382     Shares

            Victoria F. Collins:           15,267     Shares

            ESOP:                               0     Shares





                               Page 7 of 14 pages

            (ii)  shared power to vote or to direct the vote

            Gary L. Davidson:                   0     Shares

            John A. Booty:                563,301     Shares

            Karen A. Booty:               443,028     Shares

            David P. Collins:             507,269     Shares

            Victoria F. Collins:          507,269     Shares

            ESOP:                         402,257     Shares


            (iii)  sole power to dispose or to direct the disposition of

            Gary L. Davidson:             969,826     Shares

            John A. Booty:                 76,445     Shares

            Karen A. Booty:                42,500     Shares

            David P. Collins:              31,824     Shares

            Victoria F. Collins:           15,267     Shares

            ESOP:                               0     Shares


            (iv)  shared power to dispose or to direct the disposition of

            Gary L. Davidson:             392,784     Shares

            John A. Booty:                956,085     Shares

            Karen A. Booty:               443,028     Shares

            David P. Collins:             900,968     Shares

            Victoria F. Collins:          507,269     Shares

            ESOP:                         402,257     Shares

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1)





                               Page 8 of 14 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

            Gary L. Davidson:              [ ]

            John A. Booty:                 [ ]

            Karen A. Booty:                [ ]

            David P. Collins:              [ ]

            Victoria F. Collins:           [ ]

            ESOP:                          [X]

Instruction: Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

      Gary L. Davidson, John A. Booty, David P. Collins, ESOP

      Employee beneficiaries of the ESOP have the right to receive or direct the receipt of dividends from, or proceeds from the sale of 402,257 shares (4.2% of the outstanding shares) attributed herein to each of Gary
      L. Davidson, John A. Booty, David P. Collins and the ESOP.

      Karen A. Booty, Victoria Collins

      Not applicable.





                               Page 9 of 14 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

      Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      If a group has filed this schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

      Not applicable


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

      Not applicable





                              Page 10 of 14 pages

ITEM 10.    CERTIFICATION

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 13, 1997
                                        ----------------------------------------
                                                          Date



                                        By:   /s/ GARY L. DAVIDSON
                                             -----------------------------------
                                             Gary L. Davidson, in the
                                             capacities set forth in Item 2.1(a)




                                        By:   /s/ JOHN A. BOOTY
                                             -----------------------------------
                                             John A. Booty, in the capacities
                                             set forth in item 2.2(a)(1)



                                        By:   /s/ KAREN A. BOOTY
                                             -----------------------------------
                                             Karen A. Booty, in the capacities
                                             set forth in item 2.2(a)(2)




                                        By:   /s/ DAVID P. COLLINS
                                             -----------------------------------
                                             David P. Collins, in the capacities
                                             set forth in item 2.3(a)(1)



                                        By:   /s/ VICTORIA F. COLLINS
                                             -----------------------------------
                                             Victoria F. Collins, in the
                                             capacities set forth in
                                             item 2.3(a)(2)




                              Page 11 of 14 pages

                                        ARV HOUSING GROUP, INC.
                                        EMPLOYEE STOCK OWNERSHIP PLAN




                                        By:  /s/ JOHN A. BOOTY
                                            ---------------------------------
                                            John A. Booty, Trustee



                                        By:  /s/ GARY L. DAVIDSON
                                            ---------------------------------
                                            Gary L. Davidson, Trustee



                                        By:  /s/ DAVID P. COLLINS
                                            ---------------------------------
                                            David P. Collins, Trustee





                              Page 12 of 14 pages

                             JOINT FILING AGREEMENT
                                                                      SCHEDULE I


       This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of ARV Assisted Living, Inc. is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.



Dated:  February 13, 1997




                                        By:   /s/ GARY L. DAVIDSON
                                             -----------------------------------
                                             Gary L. Davidson, in the
                                             capacities set forth in Item 2.1(a)




                                        By:   /s/ JOHN A. BOOTY
                                             -----------------------------------
                                             John A. Booty, in the capacities
                                             set forth in item 2.2(a)(1)



                                        By:   /s/ KAREN A. BOOTY
                                             -----------------------------------
                                             Karen A. Booty, in the capacities
                                             set forth in item 2.2(a)(2)




                                        By:   /s/ DAVID P. COLLINS
                                             -----------------------------------
                                             David P. Collins, in the capacities
                                             set forth in item 2.3(a)(1)



                                        By:   /s/ VICTORIA F. COLLINS
                                             -----------------------------------
                                             Victoria F. Collins, in the
                                             capacities set forth in
                                             item 2.3(a)(2)





                              Page 13 of 14 pages

                                        ARV HOUSING GROUP, INC.
                                        EMPLOYEE STOCK OWNERSHIP PLAN



                                        By:  /s/ JOHN A. BOOTY
                                            ---------------------------------
                                            John A. Booty, Trustee



                                        By:  /s/ GARY L. DAVIDSON
                                            ---------------------------------
                                            Gary L. Davidson, Trustee



                                        By:  /s/ DAVID P. COLLINS
                                            ---------------------------------
                                            David P. Collins, Trustee






                              Page 14 of 14 pages